Exhibit 23.1
Consent of Independent Auditor
We consent to the incorporation by reference in the registration statements (Nos. 333-15273, 333-15275, 333-15277, 333-35591, 333-38196, 333-66030 and 333-124634) on Form S-8 of Imation Corp. of our report dated September 28, 2007, with respect to the combined balance sheet of TDK Recording Media Sales Business (a division of TDK Corporation) as of March 31, 2007, and the related combined statements of income, owner’s net investment, and cash flows for the year then ended, which report appears in the Form 8-K/A of Imation Corp.
/s/ KPMG AZSA & Co.
Tokyo, Japan
October 15, 2007